191031000 237

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF
DAIS CORP.

(Pursuant to Section 805 of the Business Corporation Law of the State of New York)

1. The name of the corporation is: DAIS CORP. (the "Corporation").

2. The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on April 8, 1993, under the name THE DAIS CORPORATION (such certificate of incorporation, as amended and restated and in effect thereafter, the "Certificate of Incorporation").

3. The Certificate of Amendment amends Article FOURTH of the Certificate of Incorporation relating to the stock of the corporation to add a new section entitled as "Section 2.1 Reverse Stock Split" to Article FOURTH.

4. To effect the foregoing amendment, Article FOURTH of the Certificate of Incorporation, is amended to read in its entirety as follows:

FOURTH: Section 1. Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock;" and collectively referred to herein as the "Capital Stock." The total number of shares of Capital Stock which the Corporation shall have authority to issue shall be 1,110,000,000 shares, consisting of 1,100,000,000 shares of Common Stock, having a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, having a par value of $0.01 per share.

Section 2. Common Stock. Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of funds of the Corporation legally available therefore, at the rate and at the time or times as may be provided by the Board of Directors and shall be entitled to receive distributions legally payable to stockholders on the liquidation of the Corporation. The holders of the Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the Corporation and the right to vote on all other matters, except where a separate class or series of the Corporation's stockholders vote by class or series.

Section 2.1 Reverse Stock Split. Each share of Common Stock issued and outstanding shall be combined, automatically and without any action on the part of the stockholders, into a lesser number of shares of the Common Stock calculated in accordance with the reverse stock split ratio determined at the rate of one-for-two thousand (1:2,000), such that every 2,000 shares of Common Stock will be converted into 1 share of Common Stock. Fractional shares will be rounded up to the next whole number. This reverse stock split shall be effective upon the filing of this Certificate of Amendment with the Department of State of the State of New York and upon announcement of the

effectiveness of said reverse stock split by the Financial Industry Regulatory Authority (the "FINRA").

Section 3. Preferred Stock. Except as otherwise expressly prohibited by the provisions of this certificate of incorporation, shares of Preferred Stock may be issued from time to time in one or more classes or series in any manner permitted by law as determined from time to time by the Board of Directors (any such issuance to require the affirmative vote of a majority of the independent directors) and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any class or series so established.

Section 3.1 Designated Series of Preferred Stock. Of such 10,000,000 shares of Preferred Stock authorized, 2,000,000 shares are hereby designated as "Class A Convertible Preferred Stock" (the "Class A Preferred Stock") and 10,000 shares are hereby designated as "Class C Redeemable Preferred Stock" (the "Class C Preferred Stock").

(a) Voting Rights of Class A Preferred Stock. The holders of shares of Class A Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, each share of Class A Preferred Stock shall entitle the holder thereof to 150 votes on all matters submitted to a vote of the stockholders of the Corporation.

(ii) Except as set forth herein, or as otherwise provided by law, holders of Class A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(b) Voting Rights of Class C Preferred Stock. The holders of shares of Class C Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, the holders of the Class C Preferred Stock will have the shareholder voting rights as described in this Section or as required by law only on matters submitted to a vote of the stockholders of the Corporation. For so long as any shares of the Class C Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote, in an amount equal to fifty-one percent (51%) of the total vote of the Corporation to increase the authorized shares, effect a reverse split, or to approve a name change. In all three cases, the Class C Preferred stockholders shall have the right to vote only after approval first by the Board of Directors.

(ii) Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock, or by

law, the holders of shares of Class A Preferred Stock, the holders of Class C Preferred Stock, and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock and Class C Preferred Stock unless, prior thereto, the holders of shares of Class A Preferred Stock and Class C Preferred Stock shall have received $1.50 per share (the "Stated Amount"). The Class A Preferred Stock and Class C Preferred Stock shall rank, with respect to the payment of liquidation, dividends and the distribution of assets, senior to the Corporation's Common Stock.

(d) Conversion of Class A Preferred Stock. The holders of the Class A Preferred Stock may convert all or part of the outstanding and unpaid Stated Amount into fully paid and non-assessable shares of the Corporation's Common Stock at the Conversion Price. The number of shares receivable upon conversion equals the Stated Amount divided by the Conversion Price. The Conversion Price shall be equal to the 75% of the average closing price for the 30 trading days prior to the election to convert. At no time will the Corporation convert any of the Stated Amount into Common Stock if that would result in the holder beneficially owning more than 49% of the sum of the voting power of the Company's outstanding shares of Common Stock plus the voting power of the Class A Preferred Stock.

(e) Redemption of Class C Preferred Stock. The shares of the Class C Preferred Stock shall be automatically, and without any required action by the Corporation or the holders thereof, redeemed by the Corporation at $0.01 per share on the first to occur of the following triggering events: (i) nine months following the date on which the Class C Preferred Stock Certificate of Designation was filed with the Secretary of State of New York or (ii) on the date that Timothy N. Tangredi ceases, for any reason, to serve as officer, director or consultant of the Corporation, it being understood that if Mr. Tangredi continues without interruption to serve thereafter in one or more capacities as officer, director or consultant of the Corporation this shall not be considered a cessation of service.

(f) No Redemption. The shares of Class A Preferred Stock shall not be redeemable by the Corporation.

(g) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Class A Preferred Stock shall, at the option of the holder, (1) at the same time be similarly exchanged or changed into an amount of Common Stock at the Conversion Price or (2) payable in cash at the Stated Amount."

Section 3.2. Designated Series of Preferred Stock - Series B Convertible Perpetual Preferred Stock. Of such 10,000,000 shares of Preferred Stock, Four Million Two Hundred Thousand (4,200,000) are hereby designated as Series B Convertible Perpetual Preferred Stock (the "Series B Convertible Perpetual Preferred Stock").

(a) Dividends - Payment in Cash or Payment in Kind at Election of the Corporation. The holders of the Series B Convertible Perpetual Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends per share at the rate of ten (10%) percent per annum of the dollar amount paid per share ("Original Share Purchase Price") for such Series B Convertible Perpetual Preferred Stock, which dividend shall accrue and be payable quarterly (that is, quarterly at the rate of two and one half (2.5%) percent of the Original Share Purchase Price), only to the holders of such Series B Convertible Perpetual Preferred Stock then outstanding (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and no more, payable in preference and priority to any payment of any cash or stock dividend on the Common Stock or any other shares of capital stock of the Corporation in respect of dividends (such Common Stock and other inferior stock being collectively referred to as "Junior Stock"). Cash dividends shall only be paid when and as declared by the Board of Directors of the Corporation.

Such dividends shall accrue with respect to each share of Series B Convertible Perpetual Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series B Convertible Perpetual Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Corporation, except the repurchase of Junior Stock from employees of the Corporation upon termination of employment. At the earlier of: (1) the redemption of the Series B Convertible Perpetual Preferred Stock; (2) the filing of a registration statement in respect of an underwritten public offering of the type described in Subsection (d)(iii)(5) below; or (3) the liquidation, sale or merger of the Corporation, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series B Convertible Perpetual Preferred Stock. No accumulation of dividends on the Series B Convertible Perpetual Preferred Stock.

At the election of the Corporation, each dividend may be paid either in additional shares

of Series B Convertible Perpetual Preferred Stock or in cash, In the event that the Corporation does not pay a cash dividend on the Series B Convertible Perpetual Preferred Stock on quarterly payment date, the Corporation must declare and pay a dividend in additional shares of Series B Convertible Perpetual Preferred Stock. Dividends paid in additional shares of Series B Convertible Perpetual Preferred Stock shall be paid in full shares only valued at the Original Share Purchase Price, with a cash payment equal to the value of any fractional shares also based on the Original Share Purchase Price. Each dividend paid in cash shall be mailed to the holders of record of the Series B Convertible Perpetual Preferred Stock as their names and addresses appear on the share register of the Corporation or at the office of the transfer agent on the corresponding dividend payment date. Holders of Series B Convertible Perpetual Preferred Stock will receive written notification from the Corporation or the transfer agent if a dividend is paid in kind, which notification will specify the number of shares of Series B Convertible Perpetual Preferred Stock paid as a dividend and the recipient's aggregate holdings of Series B Convertible Perpetual Preferred Stock as of that dividend payment date and after giving effect to the dividend.

(b) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Convertible Perpetual Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series B Convertible Perpetual Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to the Original Share Purchase Price per share of Series B Convertible Perpetual Preferred Stock plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Convertible Perpetual Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Convertible Perpetual Preferred Stock and any class or series of stock (the "Preferred Stock") ranking on liquidation on a parity with the Series B Convertible Perpetual Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(i) After the payment of all preferential amounts required to be paid to the holders of

Senior Preferred Stock and the Series B Convertible Perpetual Preferred Stock upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of the Common Stock and such other series of Preferred Stock, if any, as are constituted as participating with the Common Stock.

(ii) The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section, unless the holders of 66- 2/3 percent of the Series B Convertible Perpetual Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series B Convertible Perpetual Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

(c) Voting. Except for the provisions of subsection (c) (i) below or otherwise required by law, the holders of shares of the Series B Convertible Perpetual Preferred Stock shall have no voting rights or consent rights, or right to receive notice of any shareholder meeting or solicitation of consent of shareholders, unless and until such shares are converted into shares of Common Stock of the Corporation, and the entire voting power for the election of directors and all other matters submitted to or requiring the vote of the shareholders of the Corporation shall be exclusively vested the holders of the Common Stock, the Class A Convertible Preferred Stock, and any other class of Preferred Stock designated by the Board as having voting rights.

(i) The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of the Series B Convertible Perpetual Preferred Stock so as to affect adversely the Series B Convertible Perpetual Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.6%) of the then outstanding shares of Series B Convertible Perpetual Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series B Convertible Perpetual Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the

Corporation shall be deemed to affect adversely the Series B Convertible Perpetual Preferred Stock.

(d) Optional Conversion. The holders of the Series B Convertible Perpetual Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(i) Right to Convert. Each share of Series B Convertible Perpetual Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar and Fifty Cents ($1.50) by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series B Convertible Perpetual Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be One Dollar and Fifty Cents ($1.50). Such initial Conversion Price, and the rate at which shares of Series B Convertible Perpetual Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

In the event of a liquidation of the Corporation, theConversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Convertible Perpetual Preferred Stock.

(ii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Perpetual Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(iii) Mechanics of Conversion.

(l) In order to convert shares of Series B Convertible Perpetual Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series B Convertible Perpetual Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The

date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(2) The Corporation shall at all times during which the Series B Convertible Perpetual Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Convertible Perpetual Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Perpetual Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Convertible Perpetual Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(3) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Series B Convertible Perpetual Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion; the holder, by converting, waives his right to such accrued but unpaid dividends.

(4) All shares of Series B Convertible Perpetual Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Convertible Perpetual Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Convertible Perpetual Preferred Stock accordingly.

(5) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series B Convertible Perpetual Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Convertible Perpetual Preferred Stock shall not be deemed to have converted such Series B Convertible Perpetual Preferred Stock until

immediately prior to the closing of the sale of securities.

(iv) Adjustments to Conversion Price for Diluting Issues.

(l) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options granted to employees, directors or consultants of the Corporation pursuant to an option plan adopted by the Board of Directors to acquire up to that number of shares of Common Stock as is equal to fifteen (15%) percent of the Common Stock outstanding (provided that, for purposes of this Subsection (d) (iv) (1) (A) all shares of Common Stock issuable upon (1) exercise of options granted or available for grant under plans approved by the Board of Directors, (2) conversion of shares of Preferred Stock, or (3) conversion of Preferred Stock issuable upon conversion or exchange of any Convertible Security, shall be deemed to be outstanding), minus the total number of Key Employee Shares (as defined below).

(B) "Original Issue Date" shall mean the date on which the first share of Series B Convertible Perpetual Preferred Stock is first issued.

(C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection (d) (iv) (1) below, deemed to be issued) by the Corporation after the Original Issue Date, other than Key Employee Shares (as defined below) and other than shares of Common Stock issued or issuable:

(1.) as a dividend or distribution on Series B Convertible Perpetual Preferred Stock;

(2.) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

(3.) upon the exercise of options excluded from the definition of "Option" in Subsection (d)(iv) (1) (A); or

(4.) upon conversion of shares of Series B Convertible Perpetual Preferred Stock.

(E) "Key Employee Shares" shall mean shares of Common Stock issued to directors or key employees of or consultants to the Corporation pursuant to a restricted stock plan or

agreement approved by the Board of Directors, up to that number of shares of Common Stock as is equal to fifteen (15%) percent of the Common Stock outstanding (provided that, for purposes of this Subsection (d) (iv)(1))(E), all shares of Common Stock issuable upon exercise of options granted or available for grant under plans approved by the Board of Directors, (2) conversion of shares of Preferred Stock, or (3) upon conversion of Preferred Stock issuable upon conversion or exchange of any Convertible Security, shall be deemed to be outstanding), minus the total number of shares subject to or issued pursuant to options excluded from the definition of "Option" in paragraph (A) above (subject to appropriate adjustment for any stock dividend, stock split, combination or similar recapitalization affecting such shares).

(F) "Rights to Acquire Common Stock" (or "Rights") shall mean all rights issued by the Corporation to acquire common stock whatever by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(2) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series B Convertible Perpetual Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection (d)(iv) (5) below for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series B Convertible Perpetual Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(3) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection (d) (iv)(5) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such

record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

(C) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

(4) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection (d)(iv) (3), but excluding shares issued as a dividend or distribution as provided in Subsection (d) (vi) or upon a stock split or combination as provided in Subsection (d)(v), without consideration or for aconsideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.05 (Five Cents), but any such

amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 (Five Cents) or more.

(5) Determination of Consideration. For purposes of this Subsection (d)(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1.) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(2.) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3.) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options, Rights and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection (d) (iv) (3), relating to Options, Rights and Convertible Securities, shall be determined by dividing

(1.) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

(2.) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v)Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding

Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(vii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series B Convertible Perpetual Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series B Convertible Perpetual Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series B Convertible Perpetual Preferred Stock.

(viii) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Convertible Perpetual Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Series B Convertible Perpetual Preferred Stock shall

have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Convertible Perpetual Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(ix) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection (b)(ii),

(l) if the surviving entity shall consent in writing to the following provisions, then each share of Series B Convertible Perpetual Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Convertible PerpetualPreferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series B Convertible Perpetual Preferred Stock, to the end that the provisions set forth in this subsection (d) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Convertible Perpetual Preferred Stock; or

(2) if the surviving entity shall not so consent, then each holder of Series B Convertible Perpetual Preferred Stock may, after receipt of notice specified in subsection (l), elect to convert such Stock into Common Shares as provided in this Section (d) or to accept the distributions to which he shall be entitled under subsections (b) (i) through (iii), assuming holders of the 66-2/3% of the Series B Convertible Perpetual Preferred Stock have not voted, as per section (b)(iii), that the merger or consolidation shall not be deemed to be a liquidation.

(x)No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or

appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Perpetual Preferred Stock against impairment.

(xi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series B Convertible Perpetual Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series B Convertible Perpetual Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series B Convertible Perpetual Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series B Convertible Perpetual Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

(xii) Notice of Record Date. In the event:

(1) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(2) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(3) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(4). of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Convertible Perpetual Preferred Stock, and shall cause to be mailed to the holders of the Series B Convertible Perpetual Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten

days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

(e) Mandatory Conversion

(i) The Corporation may, at its option, require all (and not less than all) holders of shares of Series B Convertible Perpetual Preferred Stock then outstanding to convert their shares of Series B Convertible Perpetual Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section (d), at any time on or after (1) the closing of the sale of shares of Common Stock, in a fully, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, underwritten by a reputable underwriter resulting in at least $10,000,000 of gross proceeds to the Corporation, or (2), the conversion into Common Stock of a majority of the outstanding shares of Series B Convertible Perpetual Preferred Stock; on such date as less than Two Hundred Fifty Thousand (250,000) shares of Series B Convertible Perpetual Preferred Stock shall be outstanding.

(ii) All holders of record of shares of Series B Convertible Perpetual Preferred Stock then outstanding will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series B Convertible Perpetual Preferred Stock pursuant to this Section (e). Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B Convertible Perpetual Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series B Convertible Perpetual Preferred Stock(or the records of the Corporation, if it serves as its own transfer agent).

(f) Redemption of the Series B Convertible Perpetual Preferred Stock.

(i) Commencing with the calendar month beginning October 1, 2020, and on a calendar monthly basis thereafter, each holder of Series B Convertible Perpetual Preferred Stock shall have the right, subject to applicable law, to cause the Corporation to redeem, out of funds legally available for such purposes, such holder's then-outstanding shares of Series B Convertible Perpetual Preferred Stock (the "Holder Redemption Right"), in ten monthly installments, commencing October 1, 2020 of one-tenth (1/10) the number of shares of Series B Convertible Perpetual Preferred Stock held by such Holder on October 1, 2020, for a price per share of Series B Convertible Perpetual Preferred Stock of One Dollar and Fifty Cents ($1.50) (the "Redemption Price"), which amount shall be payable, at the election of the Corporation, either in cash in accordance with the provisions of Section (f) (iii) below, or in shares of Common Stock of the Corporation, in accordance with the provisions of Section (f) (iv) below.

(ii) A holder may only exercise the Holder Redemption Right by delivering a fully executed notice of redemption (the "Holder Redemption Notice") to the Corporation at its principal office by certified mail, postage prepaid at least 10 days before the end of the applicable calendar month (the end of such calendar month, the "Redemption Date"). Such Holder Redemption Notice must set forth the Redemption Date as of which such holder desires to exercise the Holder Redemption Right.

(iii) If required to redeem the Series B Convertible Perpetual Preferred Stock pursuant to the provisions of this Section (f), the Corporation, if it shall elect to pay the Redemption Price in cash, shall deposit with the Paying Agent the Redemption Price in cash sufficient to redeem the shares of Series B Convertible Perpetual Preferred Stock as to which such Holder Redemption Notice shall have been given, no later than the opening of business on the Redemption Date, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the applicable Redemption Price to each such Holder.

(iv) If required to redeem the Series B Convertible Perpetual Preferred Stock pursuant to the provisions of this Section (f), the Corporation, if it shall elect to pay the Redemption Price in shares of the Common Stock of the Corporation, shall provide to the holder such number of shares of Common Stock of the Corporation computed by dividing the Redemption Price by the Adjusted Common Stock Market Price. The Adjusted Common Stock Market Price shall be Eighty (80%) Percent of the average market closing price of shares of Common Stock of the Corporation for the five (5) trading days prior to the Redemption Date, such market closing price being obtained from the highest platform or exchange (OTC or NASDAQ) that the shares of the Corporation's Common Stock are then regularly traded. The Corporation shall, as soon as practicable after the Redemption Date, issue and deliver at the office of the Transfer Agent (or the Corporation's offices, if it is acting as its own transfer agent) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any

fraction of a share

(v) Fractional Shares. No fractional shares of Common Stock shall be issued upon redemption of the Series B Convertible Perpetual Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Redemption Price.

(vi) Upon any such redemption of the Series B Convertible Perpetual Preferred Stock. no adjustment to the Redemption Price shall be made for any accrued and unpaid dividends on the Series B Convertible Perpetual Preferred Stock surrendered for redemption or on the Common Stock delivered upon redemption, and the holder, by sending the Holder Redemption Notice, waives his right to such accrued but unpaid dividends.

(vii) All shares of Series B Convertible Perpetual Preferred Stock, which shall have been surrendered for redemption as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Redemption Date, except only the right of the holders thereof to receive the Redemption Price. Any shares of Series B Convertible Perpetual Preferred Stock so redeemed shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Convertible Perpetual Preferred Stock accordingly.

(viii). The Corporation shall at all times during which the Series B Convertible Perpetual Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the redemption of the Series B Convertible Perpetual Preferred Stock for shares of the Corporation's Common Stock such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the redemption of all outstanding Series B Convertible Perpetual Preferred Stock

(ix) In order to redeem shares of Series B Convertible Perpetual Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series B Convertible Perpetual Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If required by the Corporation, certificates surrendered for redemption shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.

(x) Notwithstanding any Holder Redemption Notice, there shall be no redemption in cash of any shares of Series B Convertible Perpetual Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Price of

such shares shall have been deposited by the Corporation with the Paying Agent. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited (to the extent that such interest income is not required to pay the Redemption Price), and such Holder shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Series B Convertible Perpetual Preferred Stock, that remain unclaimed or unpaid more than two years after the applicable Holder Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Corporation upon its written request, after which repayment the holder(s) entitled to such redemption or other payment shall have recourse only to the Corporation.

(g)No Sinking Fund. There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series B Convertible Perpetual Preferred Stock or the redemption of any shares thereof.

(h)No Other Rights of Series B Convertible Perpetual Preferred Stock. The shares of Series B Convertible Perpetual Preferred Stock will not have any other powers, designations, preferences, participations, options or other special rights, nor will they have any other qualifications, limitations or restrictions, other than set forth in this Section 3.2 or as provided by applicable law. Without limiting the generality of the foregoing the Series B Convertible Perpetual Preferred Stock shall not be "participating" and shall not share in any dividends or distributions to the Common Stock or liquidation, dissolution or winding up proceeds to the Common Stock"

5. The amendment to the Certificate of Incorporation effected hereby was authorized by unanimous written consent of the Board of Directors followed by a written consent of the majority shareholders of the Corporation.

IN WITNESS WHEREOF, we have executed this certificate and affirm the truth of the statements therein as set forth under penalty of perjury this 30th day of October 2019.

By: */s/ Timothy N. Tangredi*
Timothy N. Tangredi
Chief Executive Officer

By: */s/ Peter DiChiara*
Peter DiChiara
Secretary

237

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF
DAIS CORP.

(Pursuant to Section 805 of the Business Corporation Law of the State of New York)

FILED
RECEIVED
2019 OCT 30 PM 3:11
2019 OCT 31 PM 2:02

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED OCT 31 2019
TAX $
BY:

FILED BY:
Carmel, Milazzo & DiChiara LLP
55 West 39th Street, 18th Floor
New York, NY 10018

Drawdown #30

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